EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2025 Results

MARIETTA, Pa., April 24, 2025 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2025.

Significant Items for First Quarter of 2025 (all comparisons to first quarter of 2024):

  Net premiums earned increased 2.2% to $232.7 million
  Combined ratio of 91.6%, compared to 102.4%
  Net income of $25.2 million, or $0.71 per diluted Class A share, compared to $6.0 million, or $0.18 per diluted Class A share
  Net investment losses (after tax) of $0.4 million, or 1 cent per diluted Class A share, compared to net investment gains (after tax) of $1.7 million, or 5 cents per diluted Class A share, are included in net income
  Annualized return on average equity of 17.8%, compared to 4.9%
  Book value per share of $16.24 at March 31, 2025, compared to $14.53 at March 31, 2024

Financial Summary

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$232,702	$227,749	2.2%
Investment income, net	11,984	10,972	9.2
Net investment (losses) gains	(471)	2,113	NM2
Total revenues	245,174	241,141	1.7
Net income	25,205	5,956	323.2
Non-GAAP operating income[1]	25,577	4,286	496.8
Annualized return on average equity	17.8%	4.9%	12.9 pts

Per Share Data
Net income – Class A (diluted)	$0.71	$0.18	294.4%
Net income – Class B	0.65	0.16	306.3
Non-GAAP operating income – Class A (diluted)	0.72	0.13	453.8
Non-GAAP operating income – Class B	0.66	0.12	450.0
Book value	16.24	14.53	11.8

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).
2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We are pleased that positive momentum, which began to emerge in the second half of 2024, continued into the first quarter of 2025 with our achievement of record earnings for the second straight quarter. We believe this accomplishment reflects the deliberate actions and strong operational discipline of our team in prioritizing sustained profitability while pursuing targeted premium growth.

“Net premiums earned rose by 2.2% to $232.7 million, while net premiums written1 declined modestly by 1.7% compared to the prior-year quarter, with that decline primarily due to lower new business volume and planned attrition, offset partially by solid premium rate increases and strong retention of desired risks. We achieved a combined ratio of 91.6% for the first quarter of 2025, marking significant improvement over the 102.4% combined ratio for the prior-year quarter. We attribute the improvement to core loss ratio decreases that resulted from the strategic initiatives and profit improvement plans we implemented over the past several years, coupled with lower-than-average weather-related and large fire losses and a higher level of favorable development of reserves related to prior accident years.

“In our commercial lines business, we are actively promoting our small commercial products and capabilities while actively seeking to grow our middle market business segment. In our personal lines business, our strategic focus remains on maintaining profitability through rate adequacy. Our personal lines growth in the first quarter of 2025 was constrained by two intentional strategies. We limited new business volume and continued the non-renewal of a legacy Maryland book of business. We are taking proactive steps to stabilize personal lines premium level as the year progresses, and we will continue to emphasize higher levels of profitable growth in commercial lines that we believe will lead to long-term success.”

Mr. Burke concluded, “We believe we are well positioned to navigate the evolving insurance landscape, as we continue to enhance and refine our systems and operational capabilities. We are confident in our ability to achieve sustainable excellent financial performance and capitalize on future growth opportunities that will further enhance shareholder value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$136,216	$132,092	3.1%
Personal lines	96,486	95,657	0.9
Total net premiums earned	$232,702	$227,749	2.2%

Net Premiums Written
Commercial lines:
Automobile	$56,525	$53,514	5.6%
Workers' compensation	28,754	31,074	-7.5
Commercial multi-peril	60,790	57,503	5.7
Other	14,549	13,403	8.6
Total commercial lines	160,618	155,494	3.3
Personal lines:
Automobile	55,192	61,381	-10.1
Homeowners	28,788	31,759	-9.4
Other	2,494	2,808	-11.2
Total personal lines	86,474	95,948	-9.9
Total net premiums written	$247,092	$251,442	-1.7%

Net Premiums Written

The 1.7% decrease in net premiums written for the first quarter of 2025 compared to the first quarter of 2024, as shown in the table above, represents the net combination of a 3.3% increase in commercial lines net premiums written and a 9.9% decrease in personal lines net premiums written. The $4.4 million decrease in net premiums written for the first quarter of 2025 compared to the first quarter of 2024 included:

  Commercial Lines: $5.1 million increase that we attribute primarily to solid retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by lower new business writings.
  Personal Lines: $9.5 million decrease that we attribute primarily to planned attrition due to lower new business writings and non-renewal actions, offset partially by a continuation of renewal premium rate increases and solid retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2025 and 2024:

	Three Months Ended
	March 31,
	2025	2024

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	54.4%	58.7%
Loss ratio - weather-related losses	3.7	4.7
Loss ratio - large fire losses	3.1	6.6
Loss ratio - net prior-year reserve development	-4.5	-3.7
Loss ratio	56.7	66.3
Expense ratio	34.6	35.7
Dividend ratio	0.3	0.4
Combined ratio	91.6%	102.4%

Statutory Combined Ratios
Commercial lines:
Automobile	91.4%	99.6%
Workers' compensation	117.6	111.2
Commercial multi-peril	90.3	102.7
Other	80.8	82.2
Total commercial lines	94.7	101.6
Personal lines:
Automobile	85.0	99.8
Homeowners	83.8	102.9
Other	56.6	85.2
Total personal lines	83.6	100.3
Total lines	90.3%	101.2%

Loss Ratio

For the first quarter of 2025, the loss ratio decreased to 56.7%, compared to 66.3% for the first quarter of 2024. The core loss ratio, which excludes weather-related losses, large fire losses and net favorable development of reserves for losses incurred in prior accident years, was 54.2% for the first quarter of 2025, compared to 58.7% for the first quarter of 2024. For the commercial lines segment, the core loss ratio of 58.3% for the first quarter of 2025 decreased modestly from 59.0% for the first quarter of 2024, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation and reduced exposures in underperforming states and classes of business. For the personal lines segment, the core loss ratio of 48.7% for the first quarter of 2025 decreased significantly from 58.1% for the first quarter of 2024, due largely to the favorable impact of ongoing premium rate increases on net premiums earned for that segment. While we did not see a material impact in the first quarter of 2025, we are monitoring the impact of tariffs and other inflationary factors, which may result in increases in loss costs in future quarters.

Weather-related losses were $8.6 million, or 3.7 percentage points of the loss ratio, for the first quarter of 2025, compared to $10.8 million, or 4.7 percentage points of the loss ratio, for the first quarter of 2024. The weather-related loss ratio for the first quarter of 2025 was modestly lower than our previous five-year first-quarter average of 4.6 percentage points of the loss ratio.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2025 were $7.7 million, or 3.3 percentage points of the loss ratio. That amount was substantially lower than the large fire losses of $15.0 million, or 6.6 percentage points of the loss ratio, for the first quarter of 2024. We primarily attribute the decrease to lower loss frequency and severity compared to the prior-year quarter. We experienced a $5.3 million decrease in commercial property fire losses and a $2.0 million decrease in homeowner fire losses.

Net favorable development of reserves for losses incurred in prior accident years of $10.5 million decreased the loss ratio for the first quarter of 2025 by 4.5 percentage points, compared to $8.4 million that decreased the loss ratio for the first quarter of 2024 by 3.7 percentage points. Our insurance subsidiaries experienced favorable development primarily in the personal automobile, commercial automobile and commercial multi-peril lines of business, offset partially by modest unfavorable development in workers’ compensation for the first quarter of 2025.

Expense Ratio

The expense ratio was 34.6% for the first quarter of 2025, compared to 35.7% for the first quarter of 2024. The decrease in the expense ratio primarily reflected the favorable impact of ongoing expense management initiatives, offset partially by higher underwriting-based incentive costs for agents and employees. The impact from costs that Donegal Mutual Insurance Company allocated to our insurance subsidiaries related to its ongoing systems modernization project peaked at approximately 1.3 percentage points of the full year 2024 expense ratio, and we expect that impact to subside gradually over the next several years. Allocated costs related to that project represented approximately 1.2 percentage points of the expense ratio for the first quarter of 2025, and we expect the full year 2025 expense ratio impact will be approximately 1.0 percentage point.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.7% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2025.

	March 31, 2025		December 31, 2024
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$176,090	12.5%	$170,423	12.3%
Obligations of states and political subdivisions	412,304	29.3	409,560	29.6
Corporate securities	442,275	31.4	440,552	31.8
Mortgage-backed securities	317,236	22.5	304,459	22.0
Allowance for expected credit losses	(1,351)	-0.1	(1,388)	-0.1
Total fixed maturities	1,346,554	95.6	1,323,606	95.6
Equity securities, at fair value	40,206	2.9	36,808	2.6
Short-term investments, at cost	20,622	1.5	24,558	1.8
Total investments	$1,407,382	100.0%	$1,384,972	100.0%

Average investment yield	3.4%		3.3%
Average tax-equivalent investment yield	3.5%		3.4%
Average fixed-maturity duration (years)	5.2		5.2

Net investment income of $12.0 million for the first quarter of 2025 increased 9.2% compared to $11.0 million for the first quarter of 2024. The increase in net investment income reflected an increase in average investment yield and higher average invested assets relative to the prior-year first quarter.

Net investment losses were $0.5 million for the first quarter of 2025, compared to net investment gains of $2.1 million for the first quarter of 2024. We attribute the losses to the decrease in the market value of the equity securities we held at March 31, 2025.

Our book value per share was $16.24 at March 31, 2025, compared to $15.36 at December 31, 2024, with the increase partially related to net income, as well as $6.7 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2025 that increased our book value by $0.19 per share. Consistent with our historical practice, we did not declare any cash dividends in the first quarter of 2025 or 2024.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$232,702	$227,749	2.2%
Change in net unearned premiums	14,390	23,693	-39.3
Net premiums written	$247,092	$251,442	-1.7%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$25,205	$5,956	323.2%
Investment losses (gains) (after tax)	372	(1,670)	NM
Non-GAAP operating income	$25,577	$4,286	496.8%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.71	$0.18	294.4%
Investment losses (gains) (after tax)	0.01	(0.05)	NM
Non-GAAP operating income – Class A	$0.72	$0.13	453.8%

Net income – Class B	$0.65	$0.16	306.3%
Investment losses (gains) (after tax)	0.01	(0.04)	NM
Non-GAAP operating income – Class B	$0.66	$0.12	450.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 17, 2025, we declared regular quarterly cash dividends of $0.1825 per share for our Class A common stock and $0.165 per share for our Class B common stock, which are payable on May 15, 2025 to stockholders of record as of the close of business on May 1, 2025.

Pre-Recorded Webcast

At approximately 8:30 am EST on Thursday, April 24, 2025, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2025	2024

Net premiums earned	$232,702	$227,749
Investment income, net of expenses	11,984	10,972
Net investment (losses) gains	(471)	2,113
Lease income	77	82
Installment payment fees	882	225
Total revenues	245,174	241,141

Net losses and loss expenses	132,033	150,896
Amortization of deferred acquisition costs	39,231	39,602
Other underwriting expenses	41,195	41,740
Policyholder dividends	760	1,055
Interest	333	155
Other expenses, net	461	445
Total expenses	214,013	233,893

Income before income tax expense	31,161	7,248
Income tax expense	5,956	1,292

Net income	$25,205	$5,956

Net income per common share:
Class A - basic	$0.72	$0.18
Class A - diluted	$0.71	$0.18
Class B - basic and diluted	$0.65	$0.16

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	30,120,649	27,811,312
Class A - diluted	30,430,042	27,846,313
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$247,092	$251,442

Book value per common share
at end of period	$16.24	$14.53

Annualized operating return on average equity	17.8%	4.9%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2025	2024
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$706,098	$705,714
Available for sale, at fair value	640,456	617,892
Equity securities, at fair value	40,206	36,808
Short-term investments, at cost	20,622	24,558
Total investments	1,407,382	1,384,972
	64,315	52,926
Premiums receivable	193,975	181,107
Reinsurance receivable	403,382	420,742
Deferred policy acquisition costs	76,194	73,347
Prepaid reinsurance premiums	182,860	176,162
Other assets	40,169	46,776
Total assets	$2,368,277	$2,336,032

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,092,624	$1,120,985
Unearned premiums	633,564	612,476
Borrowings under lines of credit	35,000	35,000
Other liabilities	22,366	21,795
Total liabilities	1,783,554	1,790,256
Stockholders' equity:
Class A common stock	334	329
Class B common stock	56	56
Additional paid-in capital	376,864	369,680
Accumulated other comprehensive loss	(21,472)	(28,200)
Retained earnings	270,167	245,137
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	584,723	545,776
Total liabilities and stockholders' equity	$2,368,277	$2,336,032